                                                                   EXHIBIT 10.18

                                Bank of America

                            Business Loan Agreement

     This Agreement dated as of ______________,_____, is among Bank of America, N.A. (the "Bank"), Grill Concepts, Inc. ("Borrower 1"), Grill Concepts, Inc., a Delaware Corporation ("Borrower 2") and The Grill On The Alley, Inc. ("Borrower 3") (Borrower 1, Borrower 2 and Borrower 3 are sometimes referred to collectively as the "Borrowers" and individually as the Borrower).

1. FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

     1.1  Line of Credit Amount.

     (a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Facility No.1 Commitment") is equal to the amount indicated for each period specified below:

Period Amount

     .  From the date of this Agreement
     through March 25, 2000                 $1,000,000.00

     .  From March 26, 2000 and thereafter  $500,000.00

     (b) This is a revolving line of credit providing for cash advances. During the availability period, the Borrowers may repay principal amounts and re-borrow them.

     (c) The Borrowers agree not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 1 Commitment.

     1.2 Availability Period. The line of credit is available between the date of this Agreement and July 31, 2000, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No.1 Expiration Date").

     1.3 Interest Rate.

     (a) The interest rate is the Bank's Prime Rate plus 0.25 percentage points.

     (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

     1.4 Repayment Terms.

     (a) The Borrowers will pay interest on November 30, 1999, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

     (b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

2. FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS

     2.1 Outstanding Term Loan. There is outstanding from the Bank to the Borrowers a term loan in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated July 17, 1998. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement. The present principal balance of this term loan is One Million One Hundred Twenty Five Thousand Dollars ($1,125,000).

     2.2 Interest Rate. Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Prime Rate plus 0.25 percentage points.

     2.3 Repayment Terms.

     (a) The Borrowers will pay all accrued but unpaid interest on November 1, 1999, and then monthly thereafter and upon payment in full of the principal of the loan.

     (b) The Borrowers will repay principal in forty four (44) successive monthly installments of Twenty Five Thousand and 00/100 Dollars ($25,000.00) starting December 1, 1999. On August 1, 2003, the Borrowers will repay the remaining principal balance plus any interest then due.

     (c) The Borrowers may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

     2.4 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrowers may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

     (a) Short Term Base Rate plus 2 percentage points.
     (b) the IBOR Rate plus 2 percentage points.
     (c) Long Term Rates plus 2 percentage points.

3. OPTIONAL INTEREST RATES

     3.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

     3.2 Short Term Base Rate. The election of Short Term Base Rates shall be subject to the following terms and requirements:

     (a) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Portion and with an interest payment frequency and principal repayment schedule equal to the Portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, interest accrual methods, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

     (b) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

     (c) The interest period during which the Short Term Base Rate will be in effect will be no shorter than 30 days and no longer than one year.

     (d) Each Short Term Base Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

     (e) Each prepayment of a Short Term Base Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

          (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

          (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

     3.3 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

     (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

     (b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

     (c) The Borrowers may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

     (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate = IBOR Base Rate

(1.00 - Reserve Percentage)

Where,

     (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other percentages.

     (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A prepayment is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

          (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

          (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the Interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

     The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

          (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

          (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

     3.4 Long Term Base Rate. The election of Long Term Base Rates shall be subject to the following terms and requirements:

     (a) The "Long Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of Portion and with an interest payment frequency and principal repayment schedule equal to the Portion and for a term equal to the applicable interest period. The Long Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, interest accrual methods, and any other similar adjustment which the Bank deems appropriate. The Long Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

     (b) "Money Market" means one or more wholesale funding markets available to the Bank, Including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

     (c) The interest period during which the Long Term Base Rate will be in effect will be one year or more.

     (d) Each Long Term Base Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

     (e) The Borrower may prepay the Long Term Base Rate Portion in whole or in part in the minimum amount of Five Hundred Thousand Dollars ($500,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Base Rate Portion will be applied on the most remote payment of principal then unpaid.

     (f) Each prepayment of a Long Term Base Rate Portion, whether voluntary, by reason of acceleration or otherwise will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

     (g) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

          (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Long Term Base Rate Portion:

          (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

          (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate. The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

     (h) The following definitions will apply to the calculation of the prepayment fee:

          "Original Payment Dates" mean the dates on which principal of the Long Term Base Rate Portion would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

          "Prepaid Installment" means the amount of the prepaid principal of the Long Term Base Rate Portion which would have been paid on a single Original Payment Date.

          "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

     (i) The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the Long Term Base Rate Portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other infonmation sources the Bank deems appropriate.

4. FEES AND EXPENSES

     4.1  Fees.

     (a) Waiver fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrowers will at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrowers request the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers. The Bank may impose additional requirements as a condition to any waiver or amendment.

     4.2 Expenses. The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

     4.3 Reimbursement Costs.

     (a) The Borrowers agree to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5. COLLATERAL

     5.1 Personal Property. The Borrowers' obligations to the Bank under this Agreement will be secured by personal properly the Borrowers now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrowers. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.

     (a) Machinery and equipment.

     (b) Inventory,

     (c) Receivables.

6. DISBURSEMENTS, PAYMENTS AND COSTS

     6.1 Requests for Credit; Equal Access by all Borrowers. Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     6.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrowers will be:

     (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

     (b) made for the account of the Bank's branch selected by the Bank from time to time;

     (c) made in immediately available funds, or such other type of funds selected by the Bank;

     (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

     6.3 Telephone and Telefax Authorizatlon.

     (a) The Bank may honor telephone or telefax Instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of each Borrower, or any other individual designated by any one of such authorized signers.

     (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14591-05068, or such other accounts with the Bank as designated in writing by the Borrowers.

     (c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instnuctions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

     6.4 Direct Debit (Pre-Billing).

     (a) The Borrowers agree that the Bank will debit the Borrower's account number 14591-05068, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers the "Designated Account") on the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

     (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

     (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

          (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

          (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

     (d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     6.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

     6.6 Taxes. If any payments to the Bank Under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments they make to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

     6.7 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

     (a) any reserve or deposit requirements; and

     (b) any capital requirements relating to the Bank's assets and commitments for credit.

     6.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

     6.9 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

     6.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 2 percentage points. This may result in compounding of interest.

7. CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

     7.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower and each trust guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

     7.2 Governing Documents. A copy of each Borrowers articles of incorporation.

     7.3 Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

     7.4 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except as allowed in Paragraphs 9.5 and 9.6 of this Agreement.

     7.5 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

     7.6 Guaranties. Guaranties signed by Michael S. Weinstock as an individual and as Trustee of the Michael S. Weinstock Living Trust, and Richard Shapiro as an individual and as Trustee of the Richard Shapiro Family Trust, each in the amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000).

     7.7 Subordination Agreements. Subordination agreements in favor of the Bank signed by Richard Shapiro and Michael S. Weinstock.

     7.8 Other Items. Any other items that the Bank reasonably requires.

8. REPRESENTATIONS AND WARRANTIES

     When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     8.1 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

     8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

     8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     8.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

     8.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

     8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

     (a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantors) financial condition, including all material contingent liabilities.

     (b) in compliance with all government regulations that apply.

     8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrowers or any one of them which, if lost, would impair the Borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

     8.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

     8.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

     8.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     8.11 Income Tax Matters. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year.

     8.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

     8.13 Insurance. The Borrowers have obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

     8.14 Location of Borrowers. Each Borrower's place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

     8.15 Year 2000 Compliance. Each Borrower has conducted a comprehensive review and assessment of its systems and equipment applications and made inquiry of such Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review and inquiry, none of the Borrowers believes the year 2000 problem, including costs of remediation, will result in a material adverse change in its business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. Each Borrower has developed adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

9. COVENANTS

     The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

     9.1 Use of Proceeds. To use the proceeds of Facility No. 1 only for working capital and to finance new acquisitions and capital expenditures. The proceeds of Facility No. 2 were used to repay the Borrowers prior term loan and to repay a portion of the outstanding principal balance under its prior revolving line of credit.

     9.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

     (a) Within 90 days of Borrower's fiscal year end, Borrower's annual financial statements. These financial statements must be audited by a certified public accountant ("CPA.") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

     (b) Within 45 days of the period's end, Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

     (c) Copies of Borrower2's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 5 days after the date of filing with the Securities and Exchange Commission.

     (d) Within 90 days of Borrower 2's fiscal year end, Borrower 2's annual projections with consolidating schedules.

     (e) Each guarantor's annual financial statements in form satisfactory to the Bank within 90 days of calendar year end.

     These financial statements may be guarantor prepared.

     (f) Copies of each guarantor's federal income tax return (with all forms K-1 attached), within 30 days of filing, together with a statement of any contributions made by the guarantor to any subchapter S corporation, trust, or limited liability corporation and, if requested by the Bank, copies of any extensions of the filing date.

     9.3 Total Liabilities to Tangible Net Worth. With respect to Borrower 2, to maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding the amounts indicated for each period specified below:

          Period Ratio
          For the quarter ending December 26, 1999  2.0:1.0
          For the quarter ending March 26, 2000  1.85:1.0
          For the quarter ending June 25, 2000 and thereafter  1.75 :1.0.

     This covenant will be calculated as of the end of each fiscal quarter of Borrower 2.

     "Total liabilities" means the sum of current liabilities plus long term liabilities.

     "Tangible net worth" means the gross book value of Borrower 2's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense. deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees or shareholders of Borrower 2) plus liquor license less total liabilities and minority interest, including but not limited to accrued and deferred income taxes, and any reserves against assets.

     9.4 Debt Service Coverage Ratio. With respect to Borrower 2, to maintain on a consolidated basis a Debt Service Coverage Ratio of at least the amounts indicated for each period specified below:

     Period Ratio
     For the fiscal quarter ending September 26,1999    1.0:1.0
     For the fiscal quarter ending December 26, 1999    1.1:1.0
     For the fiscal quarter ending March 26, 2000       1.2:1.0
     For the fiscal quarter ending June 25, 2000
     and each fiscal quarter thereafter                 1.3:1.0.

     "Debt Service Coverage Ratio" is defined as the sum of net income after taxes plus depreciation and amortization plus interest expense (including payments on notes payable to related parties) minus dividends divided by the sum of the current portion of long-term liabilities plus interest expense (including payments on notes payable to related parties) plus principal payments made against notes to related parties less $230,000 for quarter ending September
26, 1999, December 26, 1999, and March 26, 2000 or $130,000 for quarter ending June 25, 2000. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term liabilities will be measured as of the last day of the calculation period.

     9.5 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

     (a) Acquiring goods, supplies, or merchandise on normal trade credit.

     (b) Endorsing negotiable instruments received in the usual course of business.

     (c) Obtaining surety bonds in the usual course of business.

     (d) Liabilities and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

     (e) Obligations under leases or management contracts for the operation of restaurant locations, including purchase money equipment contracts, in an unlimited amount.

     9.6 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on properly any Borrower now or later owns, except:

     (a) Deeds of trust and security agreements in favor of the Bank.

     (b) Liens for taxes not yet due.

     (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

     (d) Liens securing obligations under leases for the operation of restaurant locations including purchase money equipment contracts.

     9.7 Paydown Period. To reduce the amount of advances outstanding under Facility No. 1 to zero for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and June 30, 2000, and each subsequent one-year period (if any).

     9.8 Notices to Bank. To promptly notify the Bank in writing of:

     (a) any lawsuit over Two Hundred Thousand Dollars ($200,000) against any one or more of the Borrowers (or any guarantor).

     (b) any substantial dispute between any Borrower (or any guarantor) and any government authority.

     (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

     (d) any material adverse change in any Borrowers (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

     (e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable.

     9.9  Books and Records. To maintain adequate books and records.

     9.10 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. The Bank has no duty to inspect the Borrowers' properties or to examine, audit, or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects any Borrowers properties or examines, audits, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. None of the Borrowers nor any other parties are entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrowers or any other parties against, or to inform the Borrowers or any other parties of, any adverse condition that may be observed as affecting the Borrowers' properties or premises, or the Borrowers' business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any report or findings made as a result of or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrowers or any other parties.

     9.11 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

     9.12 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

     9.13 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

     9.14 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

     9.15 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

     9.16 Insurance.

     (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

     (b) General Business Insurance. To maintain insurance as is usual for the business the Borrowers are in.

     (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

     9.17 Additional Negative Covenants. Not to, without the Bank's written consent:

     (a) engage in any business activities substantially different from the Borrowers. or any Borrower's present business.

     (b) liquidate or dissolve the Borrowers' or any Borrower's business excluding Pizzeria Uno.

     (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company that would cause the Borrower (i) to incur any contingent liabilities or (ii) to be in violation of any term or provision of this Agreement.


     (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

     (e) sell, assign, lease, transfer or otherwise dispose of part of the Borrowers' or any Borrowers business or the Borrowers' or any Borrower's assets excluding Pizzeria Uno.

     (f) enter into any sale and leaseback agreement covering the Borrowers'or any Borrower's fixed assets.

     (g) acquire or purchase a business or its assets.

     (h) voluntarily suspend the Borrowers' or any Borrower's business for more than 7 days in any 30 day period.

     9.18 Subsidiaries as Co-Borrower. Any 100% owned subsidiary (excluding Pizzeria Uno) is to become a Co-Borrower on this Agreement.

10. HAZARDOUS WASTE INDEMNIFICATION

     The Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' or any Borrowers property or operations or property leased to the Borrowers or any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff. The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers' obligations to the Bank.

11. DEFAULT

     If any of the following events occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

     11.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement when due.

     11.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

     11.3 False Information. Any Borrower (or any guarantor) has given the Bank false or misleading information or representations.

     11.4 Bankruptcy. Any Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any guarantor) or any Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

     11.5 Receivers. A receiver or similar official is appointed for any Borrower's (or any guarantors) business, or the business is terminated.

     11.6 Lawsuits. Any lawsuit or lawsuits are filed against any one or more of the Borrowers (or any guarantor) in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

     11.7 Judgments. Any judgments or arbitration awards are entered against any one or more of the Borrowers (or any guarantor), or any one or more of the Borrowers (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more in excess of any insurance coverage.

     11.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower's (or any guarantor's) financial condition or ability to repay.

     11.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

     11.10 Cross Default. Any default occurs under any agreement in connection with any credit any Borrower (or any guarantor) or any related entity or affiliate of any Borrower has obtained from anyone else or which any Borrower (or any guarantor) or any such related entity or affiliate has guaranteed.

     11.11 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

     11.12 Other Bank Agreements. Any Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

     11.13 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by any Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to any Borrower or the Bank.

     11.14 Guarantor Covenants. Robert Shapiro and Michael S. Weinstock (the "Guarantors") fail to comply with the following covenant:

     (a) Liquidity. The Guarantors, on an aggregate basis, will maintain unencumbered liquid assets (net of all direct debt due within 24 months and contingent indebtedness except for non-recourse, real estate debt and debt of the Borrowers) equal to at least Three Million Dollars ($3,000,000). "Liquid assets" means the following assets of the Guarantors:

          (i) cash and certificates of deposit:

          (ii) U.S. treasury bills and other obligations of the federal government; and

          (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

     Within 30 days of December 31 and June 30, the Borrowers will provide to the Bank copies of statements from depository institutions or brokerage firms, or other evidence acceptable to the Bank of the Guarantors' liquid assets.

     If more than 25% of the value of the Guarantors' liquid assets is represented by margin stock, the Borrowers will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrowers will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the amount of credit provided to the Borrowers.

     (b) Trusts. The Guarantors will not transfer any assets to a trust unless the trust is acceptable to the Bank in form and content, and the trustee guaranties payment of the Borrowers obligations under this Agreement prior to any such transfer.

     (c) Divorce Settlement. With respect to Richard Shapiro, upon the issuance of the Court Order Divorce Settlement between himself and Francine Shapiro, copies of such settlement will be provided to the Bank.

12. ENFORCING THIS AGREEMENT; MISCELLANEOUS

     12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

     12.2 California Law. This Agreement is governed by California law.

     12.3 Successors and Assigns. This Agreement is binding on the Borrowers and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

     12.4 Arbitration. Any claim or controversy ("Claim") between the parties, whether arising in contract or tort or by statute including, but not limited to, Claims resulting from or relating to this Agreement shall, upon the request of either party, be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, US Code). Arbitration proceedings will be conducted in accordance with the rules for arbitration of financial services disputes of J.A.M.S./Endispute. The arbitration shall be conducted in any U.S State where real or tangible personal property collateral for the credit is located or if there is no such collateral, in California. The arbitration hearing shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement, and any award, which may include legal fees, shall be issued (with a brief written statement of the reasons therefore) within thirty (30) days of the close of hearing. Any dispute concerning whether a claim is arbitrable or barred by the statute of limitations shall be determined by the arbitrator. This arbitration provision is not intended to limit the right of any party to exercise self-help remedies, to seek and obtain interim or provisional relief of any kind or to initiate judicial or nonjudicial foreclosure against any real or personal property collateral.

     12.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

     12.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

     12.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any ease is commenced by or against any of the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

     12.8 Joint and Several Liability.

     (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an act on is brought against the other Borrower(s).

     (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

     (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

     (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

     (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

     The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

     (f) Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

     12.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

     (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

     (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

     (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

     In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     12.10 Indemnification. Each Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers' obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

     12.11 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

     12.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

     12.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     12.14 Prior Agreement Supeneded. This Agreement supersedes the Business Loan Agreement entered into as of July 17, 1998 between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

     This Agreement is executed as of the date stated at the top of the first page.


     Bank of America, N.A.
     By: Kurt A. Cardoza, Vice President

     Address where notices to the Bank are to be sent:
     Address for Notices:
     San Gabriel Valley Commercial Banking
     Office #01463
     15625 E. Stafford St.
     City of Industry, CA 91744


Grill Concepts, Inc.
/s/
Robert Spivak
President and Chief Executive Officer

Address for Notices:

11661 SanVicenteBoulevard
Los Angeles, CA 90049

Address for Notices:

9560 Dayton Way
Beverly Hills, CA 90210